EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

OF

SYMS CORP.
(A New Jersey Corporation)

AND

TRINITY PLACE HOLDINGS INC.
(A Delaware Corporation)

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2012 (the “Agreement”), is made by and between Syms Corp., a New Jersey corporation (“Syms”), and Trinity Place Holdings Inc., a Delaware corporation (“Trinity”). Syms and Trinity are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

WHEREAS, Syms is a corporation duly organized and existing under the laws of the State of New Jersey;

WHEREAS, Trinity is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, Syms has authority to issue 30,000,000 shares of common stock, par value $0.05 per share (“Syms Common Stock”), and 1,000,000 shares of preferred stock, par value $100.00 per share (“Syms Preferred Stock”), of which 16,900,554 shares of Syms Common Stock are issued and outstanding, and no shares of Syms Preferred Stock are issued and outstanding;

WHEREAS, at the Effective Time, Trinity shall have authority to issue 19,999,998 shares of common stock, par value $0.01 per share (the “Trinity Common Stock”), and two (2) shares of preferred stock, par value $0.01 per share (the “Trinity Preferred Stock”), of which no shares of Trinity Common Stock or Trinity Preferred Stock are currently issued and outstanding;

WHEREAS, on August 30, 2012, the United States Bankruptcy Court for the District of Delaware entered a confirmation order (the “Order”) confirming the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms and its Subsidiaries (the “Plan”), pursuant to which Syms shall be reorganized and reincorporated as a Delaware corporation, and the Plan has become effective;

WHEREAS, the purpose of the Merger (as defined below) is, among other things, to effect the reorganization and reincorporation of Syms as authorized and directed in accordance with the Plan;

WHEREAS, pursuant to Section 14A:14-24 of the New Jersey Business Corporation Act (the “NJBCA”) by virtue of the Order, no approval or consent of the boards of directors or shareholders of Syms is required in respect of the transactions contemplated hereby, including the Merger;

WHEREAS, in accordance with Section 252(c) and Section 251(f) of the General Corporation Law of the State of Delaware (the “DGCL”), the board of directors of Trinity have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, prior to the issuance of any shares of Trinity Common Stock or Trinity Preferred Stock; and

WHEREAS, for United States federal income tax purposes, the parties hereto intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Syms and Trinity hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

MERGER

1.1 Merger.

In accordance with the provisions of this Agreement, the DGCL and the NJBCA, Syms shall be merged with and into Trinity (the “Merger”), the separate existence of Syms shall cease, and Trinity shall survive the Merger and shall continue to be governed by the laws of the State of Delaware. Trinity shall be, and is sometimes referred to herein as, the “Surviving Corporation.” The name of the Surviving Corporation shall be Trinity Place Holdings Inc.

1.2 Filing and Effectiveness.

The Merger shall become effective upon the filing of (i) a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 252 of the DGCL (the “Delaware Certificate”), and (ii) a certificate of merger with the State of New Jersey in accordance with Section 14A:10-4.1 of the NJBCA (the “New Jersey Certificate”).

The date and time when the Merger shall become effective is herein called the “Effective Time.”

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1.3 Effect of the Merger.

At the Effective Time, the separate existence of Syms shall cease and Trinity, as the Surviving Corporation shall, subject to the terms of the Plan:

(i) possess all the rights, privileges, powers and franchises of a public and private nature of each of the Constituent Corporations, subject to all the restrictions, disabilities and duties of each of the Constituent Corporations;

(ii) possess all assets, property, real, personal and mixed, belonging to each of the Constituent Corporations; and

(iii) succeed to all debts due to each of the Constituent Corporations on whatever account, including stock subscriptions and all other things in action.

In furtherance of the foregoing, subject to the Plan: (a) the title to any real estate vested by deed or otherwise and any other asset, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of Syms shall be preserved unimpaired; (b) to the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place; (c) all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; (d) all corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Syms, its stockholders, board of directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Syms; and (e) subject to Section 2.3 below, the employees and agents of Syms shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of Syms.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation.

At the Effective Time, the Certificate of Incorporation of Trinity shall be amended in its entirety to read as set forth in Exhibit A hereto and as so amended shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

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2.2 By-Laws.

The By-Laws of Trinity shall be amended in their entirety to read as set forth in Exhibit B hereto and as so amended shall continue in full force and effect as the By-Laws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers.

The directors and officers of Trinity immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the By-Laws of the Surviving Corporation.

ARTICLE III

MANNER OF CONVERSION OF STOCK

3.1 Syms Common Stock.

At the Effective Time, each share of Syms Common Stock, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by either of the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

3.2 Exchange of Certificates.

(a) After the Effective Time of the Merger, each holder of an outstanding certificate representing Syms Common Stock may, at such holder’s option, surrender the same for cancellation to the American Stock Transfer & Trust Company, as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock into which the surrendered shares were converted as provided herein. Unless and until so surrendered, each outstanding certificate theretofore representing shares of Syms Common Stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation’s Common Stock into which such shares of Syms Common Stock were converted in the Merger.

(b) The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to, and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by, such outstanding certificate as provided above.

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(c) Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Syms surrendered in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

(d) If any certificate for shares of the Surviving Corporation stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof: (i) that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer; (ii) that such transfer otherwise be proper and comply with applicable securities laws; and (iii) that the person requesting such transfer pay to the Surviving Corporation or the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

ARTICLE IV

GENERAL

4.1 Covenants of Trinity.

Trinity covenants and agrees that it will, at or before the Effective Time of the Merger:

(a) qualify to do business as a foreign corporation in the State of New Jersey and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of Section 14A:10-7 of the NJBCA;

(b) file the Delaware Certificate with the Secretary of State of the State of Delaware;

(c) file the New Jersey Certificate with the State of New Jersey; and

(d) take all such other actions as may be required by the DGCL and the NJBCA to effect the Merger.

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4.2 Covenants of Syms.

Syms covenants and agrees that it will, at or before the Effective Time of the Merger, take all such other actions as may be required by the DGCL and the NJBCA to effect the Merger.

4.3 Further Assurances.

From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Syms such deeds and other instruments, and there shall be taken or caused to be taken by the Surviving Corporation and Syms such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by the Surviving Corporation, the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Syms and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Syms or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.4 Abandonment.

At any time before the Effective Time of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by either Syms or Trinity, or both.

4.5 Amendment.

The Constituent Corporations may amend this Agreement at any time prior to the Effective Time, provided that an amendment shall not: (i) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (ii) alter or change any of the terms and conditions of this Agreement, if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

4.6 Agreement.

Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 1 Syms Way, Secaucus, New Jersey 07094.

4.7 Governing Law.

This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware (without regard to principles of conflict of laws) and, so far as required by law, the merger provisions of the NJBCA.

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4.8 Counterparts.

This Agreement may be executed in counterparts (including by facsimile or portable document format), each of which shall be deemed to be an original and all of which, together, shall constitute the same instrument.

4.9 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SYMS CORP.
a New Jersey corporation

By:	/s/ Gary Binkoski
Name: Title:	Gary Binkoski Chief Financial Officer

TRINITY PLACE HOLDINGS INC.
a Delaware corporation

By:	/s/ Lauren Krueger
Name: Title:	Lauren Krueger Chief Executive Officer

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